EXHIBIT 99.1

Wells-Gardner Announces Stock Dividend

Chicago, Illinois, February 10, 2005 — Wells-Gardner Electronics Corporation (AMEX: WGA) announced that its Board of Directors has declared a five percent (5%) stock dividend payable on or about March 25, 2005 to all Common Stock shareholders of record as of the close of business on March 18, 2005, with an ex-dividend date of March 16, 2005.

“It gives me great pleasure to again announce the payment of a 5% stock dividend,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer. “This is the seventh consecutive year the Company has authorized the issuance of a stock dividend.  The Board and I continue to believe that actions such as this will continue to enhance liquidity and interest in our stock and our Company.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.  For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.